EXHIBIT 10.2

AGREEMENT

This Agreement (“Agreement”) is made and entered into as of this 17th day of November 2006 by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (“the Company”), and Dr. John Yu (“Dr. Yu”).

A. Cedars-Sinai Medical Center (“CSMC”) is the sole owner of certain provisional patents and other proprietary intellectual property, relating to the work of Dr. Yu with cellular therapies or diagnostics utilizing cellular therapies, including dendritic cell based vaccines for brain tumors and other cancers (the “Field of Use”). The Field of Use is further described and specifically limited to the intellectual property listed in Exhibit A hereto (the “Immunocellular Technology”).

B. Dr. Yu and others are inventors of the Immunocellular Technology, and Dr. Yu has significant expertise and experience in the field of the Immunocellular Technology.

C. The Company has entered into an agreement with CSMC (the “License Agreement”) to license the Immunocellular Technology from CSMC for the purpose of developing and commercializing products based on the Immunocellular Technology in the Field of Use.

D. The Company wishes to have Dr. Yu serve as a director of the Company and its Chief Scientific Officer, and Dr. Yu is willing to serve in those capacities on the terms and conditions described herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Dr. Yu hereby agree as follows:

1. Effective Date. The grant of the option to purchase shares of the Company’s common stock to Dr. Yu described in Section 2 and the commencement of the term of Dr. Yu’s services to the Company described in Section 3 shall occur on the date on which the license granted under the License Agreement becomes effective (the “Effective Date”).

2. Grant of Option. On or prior to the Effective Date, Dr. Yu and the Company shall enter into the Securities Agreement and Registration Rights Agreement (collectively, the “Securities Agreements”) in the forms attached hereto as Exhibit B. On the Effective Date, the Company shall grant to Dr. Yu an option (the “Yu Option”) to purchase the number of shares of the Company’s common stock set forth in the Securities Agreements on the terms and conditions set forth in the Securities Agreements. The consideration for the purchase price for the Yu Option shall consist of (a) with respect to 150,000 shares covered by the Yu Option, Dr. Yu’s assignment of his royalty interest in the Immunocellular Technology to CSMC to facilitate CSMC’s license of that technology to the Company under the License Agreement, and (b) with respect to the balance of the shares covered by the Yu Option, Dr. Yu’s agreement to provide services under Section 3 hereof.

3. Services. Dr. Yu agrees to provide to the Company services in the capacity of the Company’s Chief Scientific Officer (the “Services”). Dr. Yu will report directly to and be responsible to the Company’s Chairman of the Board. Dr. Yu will perform the Services primarily at the Company’s office (which shall be within a ten-mile radius from CSMC), and, if required in particular circumstances, from time to time at such other locations as the Company’s Chairman of the Board may reasonably request. The Services will be those customarily performed by a Chief Scientific Officer for a company such as the Company; provided, however that Dr. Yu shall provide the Services on a part-time basis. The Company acknowledges that Dr. Yu is a full-time employee of CSMC and that Dr. Yu has pre-existing obligations to CSMC and will continue to be subject to the policies and procedures of CSMC. Pursuant to the Full Time Faculty Consulting Guidelines of CSMC, Dr. Yu has received the consent of CSMC to participate in the activities of the Company. A copy of the Consent Memorandum has been provided to the Company. Company and Dr. Yu agree that each will comply with the Consent Memorandum and, in the event of a conflict between this agreement and the Consent Memorandum, the terms and conditions of the Consent Memorandum shall control

4. Term. The term for which the Services shall be performed shall commence on the Effective Date and shall terminate one year thereafter, unless sooner terminated by Dr. Yu or the Company as set forth in Section 12.

5. Management. Dr. Yu shall be elected to the Company’s Board of Directors on the Effective Date. For so long as Dr. Yu owns or has fully vested and immediately exercisable options to acquire an aggregate of at least 2,000,000 shares of the Company’s common stock, the Company shall use its commercially reasonable efforts to enable Dr. Yu to serve as a director of the Company. For so long as Dr. Yu owns or has fully vested and immediately exercisable options to acquire an aggregate of at least 4,000,000 shares of the Company’s common stock, the Company shall use its commercially reasonable efforts to enable Dr. Yu to designate one additional member of the Company’s Board of Directors in addition to himself. For so long as Dr. Yu owns or has fully vested and immediately exercisable options to acquire an aggregate of at least 5,000,000 shares of the Company’s common stock, the Company shall use its commercially reasonable efforts to enable Dr. Yu to designate two additional members of the Company’s Board of Directors in addition to himself. On the Effective Date, the Company’s Board of Directors shall consist of Dr. Yu, Manfred Mosk, Ph.D. (“Mosk”), Sanford Hillsberg, Esq. and two of the Company’s other current directors. Dr. Yu shall have the right at any time to designate one or two of the Company’s directors in addition to himself, as set forth in this Section 5. The Company shall use commercially reasonable efforts to maintain directors and officers liability insurance with limits of liability of not less than $3,000,000 at all times. David Wohlberg and C. Kirk Peacock shall continue to serve on a part-time basis as the Company’s President and Chief Financial Officer, respectively, subject to their replacement on 30-days notice by the Company’s Board of Directors.

6. Compensation and Benefits.

6.1 Compensation. With the exception of the Yu Option, the Company shall have no obligation to pay any compensation or grant any stock options to Dr. Yu in consideration of his providing the Services or serving as a director of the Company.

6.2 Expenses. The Company shall reimburse Dr. Yu for necessary and reasonable out-of-pocket business expenses incurred by Dr. Yu in the performance of this Agreement in accordance with the reimbursement policies of the Company in effect from time to time.

6.3 No Benefits. Dr. Yu acknowledges and agrees that he will not be eligible for any Company employee benefits and, to the extent he otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Dr. Yu hereby expressly declines to participate in such Company employee benefits.

6.4 Withholding; Indemnification. Dr. Yu shall have full responsibility for applicable withholding taxes for all compensation paid to him under this Agreement. Dr. Yu agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Dr. Yu.

7. Dr. Yu Representations. Dr. Yu represents and warrants that, to the best of his knowledge, (i) CSMC is the sole owner of the Immunocellular Technology and the patent applications and inventions listed in Exhibit A to this Memorandum; that the patent applications listed in Exhibit A to this Agreement have been validly applied for, and (ii) that CSMC has not received notice from any third party that the Immunocellular Technology infringes the proprietary rights of any third party. Dr. Yu represents and warrants that he can enter into this Agreement and perform the services contemplated by this Agreement without violating any other contract or arrangement that he has with CSMC or any other third party.

8. Company Representations. The Company represents and warrants to Dr. Yu that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action; and (c) neither the execution or delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, (i) requires the consent or approval of any third party other than the approval by the shareholders of the Company of the grant of the Yu Option and the issuance of shares of the Company common stock to CSMC and Dr. Yu, which has been obtained; (ii) shall constitute a default under any material contract by which the Company or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon the Company. The Company also represents and warrants to Dr. Yu that ownership of the Company’s spectral molecular imaging technology (including all contractual and other obligations directly related to that technology) was transferred to Dr. Daniel Farkas prior to the date of this Agreement.

9. Proprietary Rights. All inventions, improvements, discoveries, copyrightable or patentable works, intellectual property, whether or not patentable or copyrightable, and all other work performed and all materials developed or prepared by Dr. Yu, in connection with the Services provided to the Company in connection with the Immunocellular Technology, whether developed or prepared solely or jointly by Dr. Yu with others, are the property of the Company and, as between Dr. Yu and the Company, all rights, title and interest therein shall vest in the Company and shall be deemed to be works made for hire and made in the course of the services described above. To the extent that title to any such works may not, by operation of law, vest in the Company or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to the Company. All such materials shall belong exclusively to the Company, and the Company shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Dr. Yu agrees to give the Company and any person designated by the Company such reasonable assistance, at the Company’s expense, as is required to perfect the rights defined in this Section. Dr. Yu agrees to return to the Company all materials developed or prepared for the Company by Dr. Yu upon the termination of this Agreement, along with all materials and other property of the Company in Dr. Yu’s possession at the time of termination of this Agreement.

10. Confidential Information.

10.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of the Company, including but not limited to information relating to the Company’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by the Company as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Dr. Yu hereby agrees that, except with respect to any required disclosure to CSMC (which he shall disclose in writing to the Company, including a description of the Confidential Information required to be disclosed, before making such disclosure to CSMC, unless such disclosure relates to a patient safety issue (in which case he shall promptly advise the Company in writing after making such safety issue disclosure to CSMC)), he (x) will not disclose to any third party or use any Confidential Information disclosed to him by the Company except as expressly permitted in this Agreement; (y) will not disclose to the Company any Confidential Information of any third party disclosed to him by such third party without the prior written consent of such third party; and (z) will take all reasonable measures to maintain the confidentiality of all Confidential Information of the Company in his possession or control.

10.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

11. Indemnity. Dr. Yu agrees to indemnify and hold the Company harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of his representations and warranties herein or attributable to or resulting from his gross negligence or willful misconduct in rendering the Services. The Company agrees to indemnify and hold Dr. Yu harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of his services hereunder, other than those arising from Dr. Yu’s breach of any of his representations and warranties hereunder or Dr. Yu’s gross negligence or willful misconduct.

12. Termination of Services. The term for which the Services will be provided will terminate in advance of the times specified in Section 4 as follows:

12.1 Death. The term of the Services shall terminate immediately upon Dr. Yu’s death.

12.2 Termination by the Company. In the event that Dr. Yu shall become either physically or mentally incapacitated so as to be incapable of performing his duties as required hereunder, and if such incapacity shall continue for a period of 45 consecutive days, the Company may, at its option, terminate the term of the Services and Dr. Yu’s duties hereunder by written notice to Dr. Yu at that time or at any time thereafter while such incapacity continues. The Company may terminate the term of the Services for Cause (as hereinafter defined) at any time upon written notice to Dr. Yu. “Cause” as used in this Agreement means that Dr. Yu, (i) after reasonable notice and warning, has failed to perform his assigned duties to the Company as determined by the Board of Directors, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from the Company of such breach, or (iii) has been charged with a felony or any intentionally fraudulent act that materially damages, or could reasonably be expected to materially damage, the business or reputation of the Company.

12.3 Termination by Dr. Yu. Dr. Yu may terminate the term of the Services at any time upon written notice to the Company if (a) at any time if Dr. Yu is not serving as a director of the Company if he is involuntarily removed, or (b) the Company shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from Dr. Yu of such breach.

13. General Terms.

13.1 Assignment. This Agreement is personal to Dr. Yu. He may not sell, transfer, sublicense, subcontract, hypothecate or assign his rights and duties under this Agreement without the prior written consent of the Company. The Company may freely assign its rights and obligations under this Agreement.

13.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to the Company:	David Wohlberg, President ImmunoCellular Therapeutics, Ltd. 11th Floor 1999 Avenue of the Stars Los Angeles, CA 90067

If to Dr. Yu:	Dr. John Yu Suite 800E 8631 West Third Street Los Angeles, CA 90048

or such other address or addressee as either party may in the future specify to the other party.

13.3 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

13.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by JAMS and shall be held in Los Angeles, California. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Los Angeles, California.

13.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

13.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

13.7 Entire Agreement. This Agreement together with the Securities Agreements, sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

13.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

13.9 Survival. The following Sections shall survive the termination of this Agreement: 9 (Proprietary Rights), 10 (Confidentiality) and 11 (Indemnity).

13.10 Attorneys Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs.

13.11 Disclosure. The terms of this Agreement may be publicly disclosed by the Company to the extent the Company’s counsel determines that such disclosure is required by law. The Company shall provide CSMC and Dr. Yu with a copy of any such disclosure for their review at least three days prior to making such disclosure.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date set forth above.

IMMUNOCELLULAR THERAPEUTICS, LTD.

/s/ Dr. John Yu	By:	/s/ David Wohlberg
Dr. John Yu		Name: David Wohlberg
Title: President

Date: November 17, 2006	Date: November 17, 2006